SETTLEMENT AGREEMENT


       THIS SETTLEMENT AGREEMENT is entered into as of this 29th day of September, 2004 by and between Transax International Limited, a Colorado corporation (the "Company") and Asia Consulting Limited ("Asia Consulting").


                                   RECITALS:

       WHEREAS, the Company has incurred substantial monetary obligations concerning its business operations and the development and marketing of its products;

       WHEREAS, Asia Consulting has provided certain managerial and consulting services to the Company in order to assist the Company in its ongoing business operations;

       WHEREAS, the Company has incurred an aggregate of $45,000.00 to Asia Consulting relating to the managerial and consulting services provided by Asia Consulting to the Company (the "Debt");

       WHEREAS, the Company and Asia Consulting have settled their differences regarding the Debt and wish to set forth their settlement agreement;

        WHEREAS, the Company desires to settle the Debt by issuing to Asia Consulting and/or its designates 562,500 shares of its restricted common stock, par value $0.00001 (the "Common Stock") at the rate of $0.08 per share (which amount is based upon the average of the open and close price of $0.08 of the Company's shares of Common Stock traded on the OTC Bulletin Board between September 19 and September 29, 2004);

       WHEREAS, Asia Consulting desires to convert the Debt and accept the issuance of 562,500 shares of restricted Common Stock of the Company as full and complete satisfaction of the Debt;

       WHEREAS, the Company and Asia Consulting desire to release one another from any and all further liability as related to the aforesaid Debt; and

       WHEREAS, the Board of Directors of the Company by unanimous written consent dated September 29, 2004 has approved the execution of this Settlement Agreement and the issuance of the 562,500 shares of restricted Common Stock to Asia Consulting as settlement of the Debt.


       NOW, THEREFORE, in consideration of the aforesaid recitals and mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


                                   AGREEMENT

       1. The Company agrees to issue to Asia Consulting and/or its designates 562,500 shares of its restricted Common Stock, at $0.08, as of September 29, 2004, as full and complete satisfaction and payment of the Debt.

       2. Asia Consulting agrees to accept the issuance of 562,500 shares of the restricted Common Stock of the Company as full and complete satisfaction and payment of the Debt.

       3. The Company and Asia Consulting shall agree to release each other and forever discharge any and all claims, manner of actions, whether at law or in equity suits, judgments, debts, liens, liabilities, demands, damages, losses, sums of money, expenses or disputes, known or unknown, fixed or contingent, which it now has or may have hereafter, directly or indirectly, individually or in any capacity against each other, their successors and assigns, as well as its present or former owners, directors, officers, stockholders, employees, agents, heirs, by reason of any act, omission, matter, cause, or thing whatsoever, from the beginning of time to, and including the date of the execution of this Agreement, relating to the aforesaid Debt.

       4. Asia Consulting acknowledges that the issuance of the 562,500 shares of restricted Common Stock: (i) has not been registered under the Securities Act of 1933, as amended (the "1933 Securities Act"); (ii) is in reliance on the exemption provided by Section 4(2) and/or Regulation S of the 1933 Securities Act; (iii) are being acquired solely for Asia Consulting's own account without any present intention for resale or distribution, with the exception of those shares of Common Stock to be transferred to designates of Asia Consulting in accordance with that certain Letter of Instruction from Asia Consulting; (iv) will not be resold without registration under the 1933 Securities Act or in compliance with an available exemption from registration, unless the shares of Common Stock are registered under the 1933 Securities Act and under any applicable state securities law or an opinion of counsel satisfactory to the Company is delivered to the Company to the effect that any proposed distribution of the shares of Common Stock will not violate the registration requirements of the 1933 Securities Act and any applicable state securities laws; and (v) that Asia Consulting understands the economic risk of an investment in the Common Stock and has had the opportunity to ask questions of and receive answers from the Company's management concerning any and all matters related to the acquisition of the Common Stock.



       5. This Settlement Agreement shall be effective as of September 29, 2004 and shall be binding upon and insure to the benefit of the parties hereto and their respective successors.



                                        Transax International Limited



Date:_____________                      By:__________________________
                                              Stephen Walters, President and
                                              Chief Executive Officer



                                        Asia Consulting Limited



Date:_____________                      By:___________________________
                                             President